EXHIBIT 99.1

Olympic Steel Reports 2014 Fourth-Quarter and Full-Year Results

Annual Net Sales Reach a Record $1.4 Billion

CLEVELAND, Feb. 26, 2015 (GLOBE NEWSWIRE) -- Olympic Steel, Inc., (Nasdaq:ZEUS), a national metals service center, today announced financial results for the fourth quarter and full year ended Dec. 31, 2014.

The Company's fourth-quarter 2014 net sales increased 12.5% to a fourth-quarter record of $326.7 million, compared with $290.5 million in the fourth quarter last year. Full-year net sales also set a new Company record, climbing 13.7% to $1.4 billion in 2014 versus $1.3 billion in 2013. The revenue growth in both 2014 periods was due to higher sales volume.

In the fourth quarter of 2014, it was determined that approximately $23.8 million of goodwill was impaired. The impairment charge was recorded as a non-cash expense for the quarter and year ended Dec. 31, 2014, and reduced 2014 fourth-quarter and full-year net income by $2.14 per share. Including the charge, the Company reported a net loss of $26.9 million, or $2.42 per share, in the fourth quarter of 2014, compared with a net loss of $1.4 million, or $0.12 per share, in 2013's fourth quarter.

For the 2014 full year, including the goodwill impairment charge, the reported net loss was $19.1 million, or $1.71 per share. This compares with net income of $7.6 million, or $0.69 per diluted share in 2013, which benefited from $3.6 million of LIFO income ($0.19 per diluted share, net of tax) associated with the tubular and pipe products segment.

"Higher net sales and shipping volume in 2014 resulted from healthy underlying demand and increasing our market share. Unfortunately, metal prices fell sharply, in line with other global commodities, which diminished margins and operating leverage during the year," said Chairman and Chief Executive Officer Michael D. Siegal.

"We can enhance profitability and strengthen our balance sheet regardless of market conditions," Siegal added. "As projected, we lowered inventory and paid down more than $25 million in debt during the fourth quarter, and we expect to achieve similar reductions during the first half of 2015."

"A multi-pronged profit improvement program was also launched in January to cut operating expenses and enhance margins," Siegal said. "This plan includes improving underperforming divisions, lowering distribution costs, variable labor and personnel expenses, as well as transportation and purchasing initiatives."

Conference Call and Webcast

A simulcast of Olympic Steel's 2014 fourth-quarter and full-year earnings conference call can be accessed via the Investor Relations section of the Company's website at www.olysteel.com. The simulcast will begin at 10 a.m. ET today and a replay of the call will be available for 14 days thereafter.

Forward-Looking Statements

It is the Company's policy not to endorse any analyst's sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as "may," "will," "anticipate," "should," "intend," "expect," "believe," "estimate," "project," "plan," "potential," or "continue," as well as the negative of these terms or other similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by such statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Such risks and uncertainties include, but are not limited to: general and global business, economic, financial and political conditions, including the ongoing effects of the global economic recovery; competitive factors such as the availability, global production levels and pricing of metals, industry shipping and inventory levels and rapid fluctuations in customer demand and metals pricing; cyclicality and volatility within the metals industry; the availability and costs of transportation and logistical services; the successes of our strategic efforts and initiatives to increase sales volumes, maintain or improve working capital turnover and free cash flows, improve our customer service, and achieve cost savings, including our recently launched internal program to improve earnings; our ability to generate free cash flow through operations and limited future capital expenditures, reduce inventory and repay debt within anticipated time frames; events or circumstances that could impair or adversely impact the carrying value of any of our assets; risks and uncertainties associated with intangible assets, including additional goodwill impairment charges; events or circumstances that could adversely impact the successful operation of our processing equipment and operations; the amounts, successes and our ability to continue our capital investments and strategic growth initiatives, including the Winder, Georgia project, and our business information system implementations; the successes of our operational excellence initiatives to improve our operating, cultural and management systems and reduce our costs; the ability to comply with the terms of our asset-based credit facility; the ability of our customers and third parties to honor their agreements related to derivative instruments; customer, supplier and competitor consolidation, bankruptcy or insolvency; reduced production schedules, layoffs or work stoppages by our own, our suppliers' or customers' personnel; the impacts of union organizing activities and the success of union contract renewals; the timing and outcomes of inventory lower of cost or market adjustments; the ability of our customers (especially those that may be highly leveraged, and those with inadequate liquidity) to maintain their credit availability; the inflation or deflation existing within the metals industry, as well as our product mix and inventory levels on hand, which can impact our cost of materials sold as a result of the fluctuations in the last-in, first-out, or LIFO, inventory reserve; the adequacy of our existing information technology and business system software, including duplication and security processes; the adequacy of our efforts to mitigate cyber security threats; access to capital and global credit markets; our ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; the enacted federal healthcare legislation's impact on the healthcare benefits required to be provided by us and the impact of such legislation on our compensation and administrative costs; and unanticipated developments that could occur with respect to contingencies such as litigation and environmental matters, including any developments that would require any increase in our costs for such contingencies.

About Olympic Steel

Founded in 1954, Olympic Steel is a leading U.S. metals service center focused on the direct sale and distribution of large volumes of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel and aluminum products. The Company's CTI subsidiary is a leading distributor of steel tubing, bar, pipe, valves and fittings, and fabricates pressure parts for the electric utility industry. Headquartered in Cleveland, Ohio, Olympic Steel operates from 35 facilities in North America.

For additional information, please visit the Company's website at http://www.olysteel.com or http://www.b2i.us/profiles/investor/ContactUs.asp?BzID=2195

-Financial Tables Follow-

Olympic Steel, Inc.
Consolidated Statements of Comprehensive Income
(in thousands, except per-share data)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Net sales	$ 326,693	$ 290,473	$ 1,436,270	$ 1,263,331

Costs and expenses
Cost of materials sold (excludes items shown separately below)	268,342	230,227	1,160,310	999,207
Warehouse and processing	22,099	21,313	92,170	84,332
Administrative and general	16,877	16,582	72,219	68,520
Distribution	9,525	8,383	41,312	35,076
Selling	5,494	5,963	24,799	24,905
Occupancy	2,408	2,274	10,052	9,395
Depreciation	4,552	5,634	19,891	21,352
Amortization	222	222	889	889
Goodwill impairment	23,836	--	23,836	--

Total costs and expenses	353,355	290,598	1,445,478	1,243,676

Operating income (loss)	(26,662)	(125)	(9,208)	19,655

Other income (loss), net	(104)	(10)	(126)	(28)

Income (loss) before interest and income taxes	(26,766)	(135)	(9,334)	19,627
Interest and other expense on debt	1,646	1,648	6,780	6,703

Income (loss) before income taxes	(28,412)	(1,783)	(16,114)	12,924
Income tax provision (benefit)	(1,521)	(402)	2,950	5,277

Net income (loss)	$ (26,891)	$ (1,381)	$ (19,064)	$ 7,647

Earnings per share:

Net income (loss) per share - basic	$ (2.42)	$ (0.12)	$ (1.71)	$ 0.69

Weighted average shares outstanding - basic	11,127	11,075	11,120	11,065

Net income (loss) per share - diluted	$ (2.42)	$ (0.12)	$ (1.71)	$ 0.69

Weighted average shares outstanding - diluted	11,127	11,075	11,120	11,074

Olympic Steel, Inc.
Consolidated Balance Sheets
(in thousands)

	At Dec. 31,
	2014	2013
	(audited)
Assets

Cash and cash equivalents	$ 2,238	$ 3,186
Accounts receivable, net	123,804	115,288
Inventories, net (includes LIFO debit of $3,207 and $3,572 as of Dec. 31, 2014 and 2013, respectively)	311,108	286,371
Prepaid expenses and other	20,434	12,786
Assets held for sale	1,125	--
Total current assets	458,709	417,631

Property and equipment, at cost	366,989	361,368
Accumulated depreciation	(189,603)	(170,484)
Net property and equipment	177,386	190,884

Goodwill	16,951	40,787
Intangible assets, net	33,646	34,535
Other long-term assets	14,056	13,512
Total assets	$ 700,748	$ 697,349

Liabilities

Current portion of long-term debt	$ 3,530	$ 13,090
Accounts payable	91,252	126,012
Accrued payroll	10,224	10,723
Other accrued liabilities	26,971	15,808
Total current liabilities	131,977	165,633
Credit facility revolver	244,090	146,075
Other long-term debt	--	40,104
Other long-term liabilities	13,249	13,445
Deferred income taxes	30,651	33,476
Total liabilities	419,967	398,733

Shareholders' Equity

Preferred stock	--	--
Common stock	126,339	124,118
Accumulated other comprehensive loss	(549)	(437)
Retained earnings	154,991	174,935
Total shareholders' equity	280,781	298,616
Total liabilities and shareholders' equity	$ 700,748	$ 697,349

Olympic Steel, Inc.
Segment Financial Information
(in thousands)

	Three Months Ended		Twelve Months Ended
	Dec. 31,		Dec. 31,
	(unaudited)		(audited)
	2014	2013	2014	2013
Net sales
Flat products	$ 272,897	$ 235,114	$ 1,191,731	$ 1,026,769
Tubular and pipe products	53,796	55,359	244,539	236,562
Total net sales	$ 326,693	$ 290,473	$ 1,436,270	$ 1,263,331

Depreciation and amortization
Flat products	$ 3,373	$ 4,294	$ 15,055	$ 16,883
Tubular and pipe products	1,375	1,512	5,624	5,308
Corporate	26	50	101	50
Total depreciation and amortization	$ 4,774	$ 5,856	$ 20,780	$ 22,241

Operating income (loss)
Flat products	$ (2,213)	$ (323)	$ 12,415	$ 12,106
Tubular and pipe products	1,091	1,915	10,185	14,981
Corporate expense	(1,704)	(1,717)	(7,972)	(7,432)
Goodwill impairment	(23,836)	--	(23,836)	--
Total operating income (loss)	$ (26,662)	$ (125)	$ (9,208)	$ 19,655

Other income (loss), net	(104)	(10)	(126)	(28)
Income (loss) before interest and income taxes	$ (26,766)	$ (135)	$ (9,334)	$ 19,627

Interest and other expense on debt	1,646	1,648	6,780	6,703
Income (loss) before income taxes	$ (28,412)	$ (1,783)	$ (16,114)	$ 12,924

Capital expenditures
Flat products	$ (321)	$ 857	$ 4,540	$ 3,794
Tubular and pipe products	941	1,925	3,273	11,616
Corporate	0	688	21	688
Total capital expenditures	$ 620	$ 3,470	$ 7,834	$ 16,098

	At Dec. 31,
	2014	2013
Goodwill
Flat products	$ 500	$ 500
Tubular and pipe products	16,451	40,287
Total goodwill	$ 16,951	$ 40,787

Total assets
Flat products	$ 496,253	$ 473,397
Tubular and pipe products	203,937	223,314
Corporate	558	638
Total assets	$ 700,748	$ 697,349

Other Information:
(in thousands, except per-share data)	At Dec. 31,
	2014	2013

Shareholders' equity per share	$ 25.55	$ 27.24

Debt-to-equity ratio	0.88 to 1	0.67 to 1

Twelve Months Ended
Dec. 31,
	2014	2013

Net cash (used for) from operating activities	$ (39,584)	$ 54,681

Cash dividends per share	$ 0.08	$ 0.08
CONTACT: IR Contact:
         Matthew J. Dennis, CFA
         Olympic Steel Investor Relations
         (216) 672-0522